EXHIBIT 23.1
I. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-102696, No. 333-57052, No. 333-84473, and No. 333-147727 on Form S-8 of our report dated September 9, 2005, June 9, 2006 as to the effects of the restatement discussed in Note 20 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 20), relating to the financial statements of Oriental Financial Group Inc. appearing in this annual report on Form 10-K of Oriental Financial Group Inc. for the year ended December 31, 2007.
/s/ DELOITTE & TOUCHE LLP
San Juan, Puerto Rico
March 13, 2008
Stamp No. 2293191
affixed to original.